                                Exhibit 10.12


                        TERM LOAN AND SECURITY AGREEMENT

         THIS TERM LOAN AND SECURITY AGREEMENT, made, entered into and effective as of the 12th day of March, 1997, by and between PETRO-MARK CONVENIENCE STORES, INC., a Colorado corporation ("Borrower"), and HELLER FINANCIAL, INC., a Delaware corporation ("Lender");

                             W I T N E S S E T H :

         WHEREAS, Borrower has applied to Lender for a term loan facility in the aggregate principal amount of up to Eight Million Dollars ($8,000,000.00), the proceeds of which will be used by Borrower to finance the acquisition of eight convenience store locations in the State of Colorado from Diamond Shamrock Refining and Market Company, a Delaware corporation ("DS"), such locations as more particularly described on Exhibit A hereto (the "Acquired Locations");

         WHEREAS, Lender has considered Borrower's request for such financing and is willing to extend such financing to Borrower for such purpose in accordance with the terms of this Agreement upon the execution of this Agreement by Borrower, compliance by Borrower with all of the terms and provisions of this Agreement and fulfillment by Borrower of all conditions precedent to Lender's obligations herein contained;

         WHEREAS, prior to the consummation of the transactions contemplated hereby, Petro-Mark Corp., Montrose, Inc., a Colorado corporation ("Petro-Mark Montrose"), and Westec Fruita, Inc., a Delaware corporation ("Westec Fruita"), transferred the five convenience store locations in the State of Colorado more particularly described on Exhibit B hereto (the "Existing Locations") to Borrower in exchange for two subordinated promissory notes;

         WHEREAS, each of Wescourt Group, Inc., a Delaware corporation ("Wescourt"), Portfield Investments, Inc., a Colorado corporation
("Portfield"), and Wesfrac, Inc., a Colorado corporation ("Wesfrac"), have agreed to unconditionally guarantee Borrower's Obligations (as defined below) hereunder and under the Loan Documents (as defined below) pursuant to the Guaranty (as defined below); and

         WHEREAS, Borrower has agreed to cause Wesfrac to grant Lender a security interest in a certain fractionator located in Fruita, Colorado (the "Fractionator") as additional collateral for the term loan facility.

         NOW, THEREFORE, in consideration of the foregoing premises, to induce Lender to extend the financing provided for herein, and for other good and valuable consideration, the sufficiency and receipt of all of which are acknowledged by Borrower, Lender and Borrower agree as follows:

         1.  DEFINITIONS, TERMS AND REFERENCES.

         1.1. CERTAIN DEFINITIONS. In addition to such other terms as are elsewhere defined herein, as used in this Agreement and in any Exhibits, the following terms shall have the following meanings, unless the context requires otherwise:

         "Acquired Locations" shall have the meaning ascribed thereto in the initial recitals to this Agreement.

         "Acquisition Agreement" shall mean that certain Asset Purchase and Branding Agreement dated October 29, 1996 between DS and Wescourt, as amended from time in accordance with the terms thereof, which agreement has been assigned to Borrower as of March 5, 1997.

         "Acquisition Agreement Assignment" shall mean that certain Assignment of Representations, Warranties, Covenants, Indemnities and Rights dated as of the date hereof by and between Borrower and Lender with an acknowledgment thereof by DS.

         "Affiliate", in relation to any particular Person, shall mean any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, "control" shall mean the power, directly or indirectly, to (a) vote ten percent (10%) or more of the outstanding stock having ordinary voting power for the election of directors of such Person or (b) direct the management or policies of such Person, whether by contract or otherwise. The term "Affiliate" shall include, without limitation, and in any event, in respect of Borrower, (i) each shareholder, and each officer and director of Borrower; and (ii) any subsidiaries of Borrower that are at least 51% owned or controlled (by contract or otherwise) by Borrower.

         "Agreement" shall mean this Term Loan and Security Agreement, as amended or supplemented from time to time.

         "Applicable Rate" shall mean the One Month LIBOR Rate or the Default Rate, as made applicable to the Term Loan, pursuant to Section 2.4 hereof.

         "Bankruptcy Code" shall mean Title 11 of the United States Code, as amended from time to time.

         "Borrower" shall have the meaning ascribed thereto in the initial recitals to this Agreement.

         "Business Day" shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of Illinois or Colorado or is a day on which banking institutions located in such States are closed.

         "Closed Store" shall mean any Acquired Location that closes and remains closed in excess of one hundred eighty (180) days in any three hundred sixty five (365) day period for a reason other than an insured casualty loss or condemnation.

         "Closing Date" shall mean the date of this Agreement.

         "Collateral" shall mean, collectively, the Acquisition Agreement (subject to the terms of the Acquisition Agreement Assignment), the Equipment Collateral, the Fractionator, the shares subject to the Pledge covered by the Wescourt Pledge Agreement, all of Borrower's existing and after-acquired liquor licenses and lottery licenses, any real property owned or leased by Borrower and subject to a Mortgage, the Condemnation Proceeds, and all other property of Borrower described in Article 3, or any part thereof, or elsewhere herein or in any Loan Document, all as the context shall require, in which Lender has, or is to have, or hereafter may obtain, a security interest, lien or encumbrance pursuant thereto, as security for payment of the Obligations, together with all books and records related to the foregoing and the proceeds of all or any of the above described property, including without limitation proceeds of any insurance.

         "Compliance Certificate" shall mean a certificate of Borrower executed by chief financial officer of Borrower, on Borrower's behalf, stating that no Event of Default or Default Condition has occurred or exists, or if an Event of Default or Default Condition has occurred or exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

         "Condemnation Proceeds" shall mean all compensation, awards, damages, rights of action and proceeds due Borrower arising from any taking by any lawful power or authority by exercise of the rights of condemnation or eminent domain with respect to any of the Collateral.

         "Contaminant" shall mean those substances which are regulated by or form the basis of liability under federal, state or local environmental, health and safety statutes or regulations including, without limitation, asbestos, polychlorinated biphenyls ("PCBs"), radioactive substances, petroleum, petroleum products or any other material or substance which constitutes a material health, safety or environmental hazard to any Person or Property.

         "Default Condition" shall mean the occurrence of any event which, after satisfaction of any requirement for the giving of notice or the lapse of time, or both, would become an Event of Default.



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         "Default Rate" shall mean that simple interest rate equal to three percent (3%) per annum in excess of the One Month LIBOR Rate.

         "DS" shall have the meaning ascribed thereto in the initial recitals to this Agreement.

         "Environmental Claim" shall mean any notice of violation, claim, suit, demand, abatement or other order or direction (conditional or otherwise) by any Governmental Authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden, accidental or non-accidental Releases) of, or exposure to, any Contaminant, or other release or emission in, into or onto the environment (including, without limitation, the air, ground, surface water, ground water or any surface) in, by, from, or related to any Property, (ii) the environmental aspects of the transportation, storage, treatment or disposal of materials, in connection with the operation of any Property or (iii) the violation, or alleged violation, of any statutes, ordinances, orders, rules, regulations, Permits, licenses, registrations or approvals of or from any Governmental Authority relating to environmental matters connected with any Property.

         "Environmental Laws" shall mean all laws relating to the environmental, safety, health and the regulation of Contaminants, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Superfund Amendments and Reauthorization Act of 1986, Public Law No. 99-499, 100 Stat. 163, the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section  7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C.
Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), as such laws have been and hereafter may be amended or supplemented, and any analogous future federal, or present or future state or local laws and all rules and regulations promulgated pursuant thereto.


         "Equipment Collateral" shall mean all equipment, machinery, furniture, furnishings and fixtures owned or leased by Borrower located on, or used or useful in the operation of a convenience store business at any Financed Convenience Store Location, including, without limitation, the convenience store, together with all furniture, fixtures, equipment in the convenience store, any and all lighting (including without limitation any and all lighting fixtures, lighting pedestals, and flood lights), removable signage of all varieties (to the extent owned and not leased, except as provided in the Acquisition Assignment Agreement), sprinkler controls, sprinkler solenoids, sprinkler heads, exterior menu boards and exterior intercom ordering systems, exterior music speakers and pedestals, and any and all personal property of any kind or nature contained in, on, or around and/or associated with in any manner the operation of the convenience store, and all building and construction materials, supplies and equipment incorporated in the convenience store and all machinery, appliances, pipes, conduits, generators, engines, pumps, motors, compressors, boilers, condensing units, disposals, sprinklers, wiring, and furnishings of every kind and description which may be used or useful in connection with the operation of and located inside the convenience store; and any and all gasoline or petroleum equipment for use with gasoline or petroleum products, utensils, parts and spare parts therefor; all outside removable items and any and all ice machines, ice cream machines, warmers, refrigerators, freezers, ovens, and toasters; all security, fire, smoke and other alarm systems; Borrower's interests in all cash registers and point-of-sale terminals; all computers (hardware and software); all in-store communication devices; together with any and all extensions, additions, improvements, betterments, after-acquired property that constitutes Equipment Collateral of the nature described herein, renewals, replacements and substitutions or proceeds from a voluntary or involuntary sale, liquidation or conversion of any of the foregoing; and all attachments, additions and accessions thereto, all whether now or hereafter existing or acquired; provided, that notwithstanding anything herein to the contrary, Equipment Collateral shall not include inventory, accounts receivable or proceeds therefrom.

         "Event of Default" shall mean any of the events or conditions described in Article 7, provided that any requirement for the giving of notice or the lapse of time, or both, has been satisfied.





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         "Existing Locations" shall have the meaning ascribed thereto in the initial recitals to this Agreement.

         "Financed Convenience Store Location" shall mean each parcel of real property, either owned or leased by Borrower, on which Borrower is conducting or is to conduct, a convenience store business with financing provided by Lender, in whole or in part, at the Acquired Locations and the Existing Locations, and any and all improvements thereto.

         "Fractionator" shall have the meaning ascribed thereto in the initial recitals to this Agreement.

         "GAAP" shall mean generally accepted accounting principles which are
(a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors as in effect from time to time,
(b) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied and (c) applied on a basis consistent with prior periods; provided that any changes in GAAP after the date hereof that would adversely affect Borrower in the calculation of the covenants set forth in Section 6 shall be excluded in making such calculations unless Borrower or any Affiliate has entered into any agreement or contract which contains a more restrictive definition or interpretation of GAAP, in which case Borrower shall apply such more restrictive definition or interpretation of GAAP in calculating the covenants set forth in Section 6.

         "Governmental Authority" shall mean any nation or government, federal, state, city, town, municipality, county, local or political subdivision thereof or thereto and any department, commission, instrumentality or agency exercising executive, legislative, judicial, regulatory or administrative functions on behalf thereof.

         "Guarantors" shall mean Portfield, Wescourt and Wesfrac, collectively (each individually, a "Guarantor").

         "Guaranty" shall mean that certain Guaranty dated the date hereof executed and delivered by each of the Guarantors in favor of Lender, which Guaranty shall be in form and substance reasonably satisfactory to Lender.

         "Hazardous Materials" shall include Hazardous Substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., any petroleum or petroleum products (excluding a small quantity of gasoline and oil used in maintenance equipment on the Property), asbestos or asbestos containing material, or any other hazardous substances, hazardous wastes or hazardous materials as defined by other Environmental Laws.

         "Headquarters" shall mean the address of Borrower located at 1493 Highways 6 & 50, Fruita, Colorado 81521.

         "Indebtedness" shall mean, without duplication, all obligations, contingent and otherwise, which in accordance with GAAP should be classified upon an obligor's consolidated balance sheet as liabilities, or to which reference should be made by footnotes thereto, including, without limitation, in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (c) all guarantees, endorsements and other contingent obligations, whether direct or indirect, in respect of Indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit, except that Indebtedness shall not include the amount of Borrower's obligations under guaranties for the benefit of financial institutions lending to dealers that enter into long-term exclusive supply contracts with an Affiliate of Borrower.

         "Independent Accountants" shall mean a firm of independent public accountants selected on behalf of Borrower by the Board of Directors of Borrower and reasonably acceptable to Lender, it being acknowledged by Lender that Coopers & Lybrand is so acceptable.





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         "Intercreditor Agreement" shall mean that certain Intercreditor and
Subordination Agreement dated as of the date hereof among Borrower, Lender, Wesfrac, NCFC, The WLD Trust, Portfield, Wescourt and the other parties thereto.

         "Lender" shall have the meaning ascribed thereto in the initial recitals to this Agreement. The term "Lender" shall also include any Participant to whom Lender shall assign, in whole or in part, its right, title and interest in and to the Obligations and hereunder subsequent to the Closing Date.

         "Loan Documents" shall mean this Agreement, the Term Note, each Mortgage, each financing statement, the Guaranty, the Wesfrac Security Agreement, the Intercreditor Agreement, the Wescourt Pledge Agreement, and each and every other document, instrument, certificate and agreement executed and/or delivered by Borrower, Wescourt or Wesfrac in connection herewith, or any one, more, or all of the foregoing, all as the context shall require.

         "Loan Year" means each period of twelve (12) consecutive months commencing on the Closing Date and on each anniversary thereof.

         "Material Adverse Change" shall mean any change occurring in the business, operations, prospects, properties or condition (financial or otherwise) of Borrower or any guarantor of the Obligations, which materially and adversely affects (i) the ability of Borrower to own or operate its assets or conduct its business as a going concern, (ii) the ability of Borrower to pay the Obligations as and when due and payable or otherwise perform its obligations hereunder or under the other Loan Documents; or (iii) the failure or inability, of Borrower or any guarantor of the Obligations to pay or perform its obligations to its creditors generally.

         "Material Adverse Effect" shall mean an effect that has resulted in, will result in, or is reasonably likely to result in, a Material Adverse Change.

         "Material Agreements" shall mean all franchise and distribution rights agreements with any petroleum companies; all real property leases with respect to any Financed Convenience Store Location; all loan and other debt instruments and agreements; all management, employment and labor agreements; and any and all other agreements, not specified hereinabove; provided, that in all cases cited above, the loss, diminution or impairment of any such other agreement would have, or would reasonably be expected to have, a Material Adverse Effect.

         "Mortgage" shall mean any mortgage, deed of trust or similar instrument pursuant to which Lender shall obtain a mortgage lien, security interest or security title on or in any right, title and ownership of Borrower, as owner, lessee or otherwise, in and to any Financed Convenience Store Location.

         "NCFC" means National Canada Finance Corp.

         "NCFC Lien" means NCFC's security interests in any assets pledged to NCFC from time to time pursuant to the NCFC Loan Agreement other than security interests in any Collateral.

         "NCFC Loan Agreement" means that certain Loan and Security Agreement dated as of October 6, 1995 among NCFC, Portfield, Wesfrac, Wescourt, Petro-Mark Montrose, Wesfrac Fruita and certain other borrowers (as such agreement has been or will be amended from time to time) and each of the agreements related thereto, or any replacement or similar credit facility.

         "Net Worth" shall mean, at any time, the total of shareholders' equity (including capital stock, additional paid-in capital, and retained earnings) less intangible assets (including goodwill of Borrower) plus debt subordinated to the Obligations calculated in accordance with GAAP.





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         "Obligations" shall mean and include any and all indebtedness, liabilities and obligations of Borrower to Lender arising hereunder or as a result hereof or under any other Loan Document, whether evidenced by the Term Note or otherwise, and any and all extensions or renewals thereof in whole or in part.

         "One Month LIBOR Rate" shall mean, for each calendar month, a rate of interest equal to:

                 (a) the rate of interest determined by Lender at which deposits in U.S. Dollars are offered for the one (1) month interest period based on information presented on the Reuters Screen LIBO Page as of 11:00 A.M. (London time) on the day which is two (2) Business Days prior to the first day of each calendar month; provided that if at least two (2) such offered rates appear on the Reuters Screen LIBO Page in respect of such interest period, the arithmetic mean of all such rates (as determined by Lender) will be the rate used; provided further that if there are fewer than two (2) offered rates or Reuters ceases to provide LIBOR quotations, such rate shall be the arithmetic mean rate of interest determined by Lender at which deposits in U.S. Dollars are offered for the one (1) month interest period by Bankers Trust Company and Chase Bank, N.A. (or their respective successors) to banks with combined capital and surplus in excess of five hundred million dollars ($500,000,000) in the London interbank market as of 11:00 A.M. (London time) on the applicable interest rate determination date, divided by

                 (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of each calendar month (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System; plus

                 (c) three and one-quarter percent (3.25%);

         (such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is no nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%)).

         For purposes of the initial funding on the Closing Date, the Applicable Rate shall be the One Month LIBOR Rate in effect on the Closing Date, with interest payable in arrears and calculated daily on the basis of a 365 day year for the actual number of days elapsed during such calendar month.

         "Participant" shall mean any Person to whom, now or hereafter, Lender sells a participation interest in, or makes an assignment of, its right, title or interest hereunder and in the Obligations (whether in whole or in part).

         "Permit" shall mean any permit, approval, authorization, license, variance, or permission required from a Governmental Authority having jurisdiction under an applicable Environmental Law.

         "Permitted Encumbrances" shall mean:

                          (1) liens for taxes, assessments or other governmental charges not yet due and payable;

                          (2) statutory liens incurred by Borrower or its subsidiaries of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or which are being contested in good faith; provided that a reserve or other appropriate provision shall have been made therefor if required by GAAP and the aggregate amount of such liens is less than $50,000;

                          (3) liens (other than any lien imposed by the Employee Retirement Income Security Act of 1974 or any rule or regulation promulgated thereunder) incurred or deposits made





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
         in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                          (4)     liens incurred by Borrower or its
         subsidiaries for purchase money obligations in an aggregate amount not to exceed $500,000 at any time, provided any such lien encumbers only the asset so purchased or leased and secures only Indebtedness incurred for the purchase of such asset;

                          (5)     any attachment or judgment lien not
         constituting an Event of Default under Section 7;

                          (6) easements, rights of way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its subsidiaries;

                          (7)     the NCFC Lien;

                          (8)     the Portfield Lien;

                          (9) involuntary liens incurred in the ordinary course of Borrower's business (other than in connection with Indebtedness) in an aggregate principal amount not to exceed $50,000 at any time at any Financed Convenience Store Location;

                          (10)    liens in favor of Lender; and

                          (11)    the liens set forth on Schedule 1.1.

         "Person" shall mean any individual, partnership, corporation, trust, unincorporated association, business trust, sole proprietorship, or joint venture, a government or any department, agency, political subdivision or instrumentality thereof, or any other entity or organization.

         "Petromark Montrose" shall have the meaning ascribed thereto in the initial recitals to this Agreement.

         "Portfield" shall have the meaning ascribed thereto in the initial recitals to this Agreement.

         "Portfield Lien" shall mean Portfield's security interest in those assets of Borrower pledged to Portfield to secure performance of Borrower's obligations under a certain subordinated promissory note issued by Borrower to Portfield in the principal amount of $2,000,000, together with the assignment of such security interest to The WLD Trust pursuant to a certain WLD Assignment and Security Agreement dated as of the date hereof among Portfield, The WLD Trust, Borrower and the other parties named therein, which promissory note and lien are subject to the terms of the Intercreditor Agreement.

         "Property" shall mean any real or personal property owned, leased or operated by Borrower.

         "Qualified Initial Public Offering" means an initial underwritten public offering and sale for cash by Portfield or its successors of the common stock of Portfield or its successors to an underwriter or underwriters pursuant to a "firm commitment" underwriting agreement and registration statement declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, in which the Company receives gross proceeds of at least $10,000,000.

         "Release" shall mean any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Contaminants into the indoor or outdoor environment or into or out of any Property, through or into the air, soil, subsurface strata, surface water or ground water.

         "Remedial Action" shall mean all actions required to (1) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (2) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or
(3) perform pre-remedial studies and investigations and post-remedial monitoring and care in respect of actions contemplated in the preceding clauses
(1) and (2), in each instance in compliance with Environmental Laws.

         "Term Loan" shall mean the term loan made by Lender to Borrower pursuant to Section 2.1 below.

         "Term Loan Facility" shall mean the term loan facility in the maximum amount of Eight Million Dollars ($8,000,000) established by Lender in favor of Borrower pursuant to Section 2.1.

         "Term Note" shall mean the Term Note issued by Borrower to Lender to evidence the repayment obligation associated with the Term Loan, together with any extensions or renewals thereof, in whole or in part.

         "UCC" shall mean the Uniform Commercial Code of Illinois, as in effect from time to time.

         "Wesfrac" shall have the meaning ascribed thereto in the initial recitals to this Agreement.

         "Wesfrac Security Agreement" shall mean that certain Security Agreement dated the date hereof executed and delivered by Wesfrac in favor of Lender, which Security Agreement shall be in form and substance reasonably satisfactory to Lender.

         "Wescourt" shall have the meaning ascribed thereto in the initial recitals to this Agreement.

         "Wescourt Pledge Agreement" shall mean that certain Pledge Agreement dated the date hereof executed and delivered by Wescourt in favor of Lender pledging all of the shares of Wesfrac, which Pledge Agreement shall be in form and substance reasonably satisfactory to Lender.

         "Westec Fruita" shall have the meaning ascribed thereto in the initial recitals to this Agreement.

         1.2. USE OF DEFINED TERMS. All terms defined in this Agreement and the Exhibits shall have the same defined meanings when used in any other Loan Documents, unless the context shall require otherwise.

         1.3. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall have the meanings generally attributed to such terms under GAAP.

         1.4. UCC TERMS. The terms "equipment", "proceeds" and "products", as and when used in the Loan Documents, together with any other or similar terms not specifically defined herein but which are defined in the UCC shall have the same meanings as given to such terms therein.

         1.5. TERMINOLOGY. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, subclauses or Exhibits shall refer to the corresponding Article, Section, Subsection, paragraph, clause, subclause of, or Exhibit attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions divisions of, or Exhibit to, another document or instrument.





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
         1.6. EXHIBITS. All Exhibits attached hereto are by reference made a part hereof as fully as if the contents thereof were set forth expressly herein.

         2.  THE FINANCING.

         2.1. TERM LOAN FACILITY. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower set forth herein and in the Loan Documents, Lender agrees to lend Borrower, on the Closing Date, an amount not to exceed Eight Million Dollars ($8,000,000.00), for the purpose of financing the Acquired Locations. The amount of the Term Loan Facility shall be reduced dollar for dollar to the extent the purchase price for the Acquired Locations is reduced below Ten Million Dollars $10,000,000. The Term Loan shall be funded in one drawing and no amount of the Term Loan may be reborrowed once disbursed, notwithstanding its repayment. Borrower shall make principal and interest payments on the dates and in the amounts as set forth in Sections 2.3 and 2.4.

         2.2. TERM NOTE. The indebtedness represented by the Term Loan shall be evidenced by a Term Note. The Term Note shall be executed by Borrower and delivered to Lender coincident with the disbursement of the Term Loan on the Closing Date.

         2.3. AMORTIZATION. The principal amount of the Term Loan shall be repaid in eighty-five (85) consecutive monthly installments based upon an the amortization schedule set forth in Exhibit C hereto, with a final balloon payment being equal to the then unpaid principal on such Term Loan, plus any accrued and outstanding interest thereon. The final balloon payment shall be due and payable on the anniversary of the eighty-fifth (85th) month after the Closing Date.

         2.4. INTEREST. The Term Note shall bear interest at the One Month LIBOR Rate. Interest shall be computed on the unpaid daily outstanding principal balance of the Term Note on the day which is two (2) Business Days prior to the first day of each calendar month on the basis of a 365 day year for the actual number of days elapsed during such calendar month. Interest on the Term Loan shall be payable monthly in arrears, commencing on April 1, 1997, to be collected for the preceding calendar month (or, in the case of the first such payment, from the Closing Date through the end of such calendar month), and thereafter interest payments shall be made on the first Business Day of each succeeding calendar month and upon payment or prepayment in full (or in part to the extent permitted herein) of the Term Note. Notwithstanding the foregoing, however, from and after the occurrence of any Event of Default, and continuing for so long thereafter as such Event of Default shall be continuing, Lender shall have the right to increase the interest rate payable on the Term Note to the Default Rate applicable thereto upon giving Borrower written notice thereof, and Borrower shall be responsible for the payment of the additional interest resulting therefrom in addition to the regularly scheduled principal amortization of the Term Note, as described more particularly in Section 2.3, and accrued interest thereon.

         2.5. SECURITY DEPOSIT/FEE. The Fifty Thousand Dollar ($50,000) security deposit presently held by Lender will be refunded to Borrower, less Lender's expenses, within thirty (30) days from the Closing Date. If the Term Loan is not funded, other than as a result of a breach by Lender under this Agreement, then Lender may retain the deposit as liquidated damages and not as a penalty, without in any way reducing Borrower's liabilities with respect to Lender's expenses.

         2.6. LATE CHARGE. If payment of any principal of, or interest on, the Term Note or any other sum payable hereunder or under any other Loan Document is not received within ten (10) calendar days after its due date, Lender shall have the right to impose a late charge relative to such payment in an amount equal to up to five percent (5%) of the amount of such past due payment, which charge, if imposed by Lender, shall be due and payable by Borrower immediately upon receipt of notice thereof.



         2.7.  VOLUNTARY AND MANDATORY PREPAYMENT.

         (a) The Term Note may be prepaid in whole, but not in part, by Borrower at any time after the first Loan Year, provided, however, that any such prepayment must be preceded by at least thirty (30) calendar days prior written notice thereof to Lender; and, provided, further, that any such prepayment must be accompanied by the payment of all then accrued, but unpaid, interest on the principal amount to be prepaid together with a prepayment premium, representing liquidated damages to Lender for the loss of its bargain and not a penalty, equal in amount to the amount calculated as follows:

         Two (2%) percent of the principal amount prepaid if such prepayment occurs in the second Loan Year; one (1%) percent of the principal amount prepaid if such prepayment occurs in the third Loan Year; one-half of one percent (0.5%) of the principal amount prepaid if such prepayment occurs in the fourth Loan Year, and without premium at all times thereafter.

         (b) Borrower will within 10 days of occurrence report to Lender any loss, damage, fire, theft or other casualty to any Collateral that is equal to or greater than $250,000 in the aggregate, and whether Borrower has repaired (or caused to be repaired) or replaced, or intends to repair (or cause to be repaired) or replace, such Collateral. Lender is authorized and empowered to make or file proofs of loss or damage (in each case, so long as no Event of Default shall have occurred and be continuing, only so long as such loss or damages is equal to or greater than $500,000) and to settle and adjust any claim under insurance policies which insure against such risks, or to direct Borrower, in writing, to agree with the insurance carrier(s) on the amount to be paid in regard to such loss. All insurance proceeds and other amounts receivable as a result of any such casualty shall at Lender's option, be immediately paid to Lender or made available to Borrower for the repair, replacement or restoration of the subject Collateral as set forth in this subsection 2.7(c). So long as an Event of Default shall have occurred and be continuing, all insurance proceeds, regardless of amount, shall be payable directly to Lender.

         Borrower shall immediately notify Lender of any action or proceeding relating to any condemnation or other taking, whether direct or indirect, with respect to any Financed Convenience Store Location, or part thereof, and Borrower shall appear in and prosecute any such action or proceeding unless otherwise directed by Lender in writing. Borrower authorizes Lender, at Lender's option, as attorney-in-fact for Borrower, to commence, appear in and prosecute, in Lender's or Borrower's name, any action or proceeding relating to any condemnation or other taking of any Financed Convenience Store Location, whether direct or indirect, and to settle or compromise any claim in connection with such condemnation or other taking, provided such claim is for an amount equal to or greater than $500,000. The proceeds of any award, payment or claim for damages, direct or consequential, in connection with any such condemnation or other taking, whether direct or indirect, of any Financed Convenience Store Location, or part thereof, or for conveyances in lieu of condemnation, are hereby assigned to and shall be paid to Lender as further security for the payment and performance of the Obligations. So long as an Event of Default shall have occurred and be continuing, all condemnation or similar proceeds, regardless of amount, shall be payable directly to Lender.

         Provided no Event of Default then exists hereunder, the net insurance proceeds and net proceeds of any condemnation award (in each case after deduction only of Lender's reasonable costs and expenses, if any, in collecting the same) in amounts greater than $500,000 shall be made available for the restoration or repair of the Financed Convenience Store Location if, in Lender's sole judgment (i) restoration or repair and the continued operation of the Financed Convenience Store Location is economically feasible, (ii) the value of Lender's security is not materially reduced, (iii) the loss or condemnation, as applicable, does not occur in the six (6) month period preceding the stated maturity date and Lender's independent consultant certifies that the restoration of the Financed Convenience Store Location can be completed at least 90 days prior to the maturity date. Notwithstanding the foregoing, it shall be a condition precedent to any disbursement of insurance proceeds held by Lender hereunder that Lender shall have approved (x) all plans and specifications for any proposed repair or restoration, (y) the construction schedule and (z) the architect's and general contractor's contract for all restoration that exceeds $500,000.00 in the aggregate. Lender may establish other conditions it deems reasonably necessary to assure the work is fully completed in a good and workmanlike manner free of all liens or claims by reason thereof. If the net insurance proceeds or net proceeds of any condemnation award, as applicable, are made available for restoration or repair, such work shall be completed by Borrower in an expeditious and diligent fashion, and in compliance with all applicable laws, rules and regulations. At Lender's option, the net insurance proceeds or net proceeds of any condemnation award equal to or greater than $500,000, as applicable, shall be disbursed pursuant to a construction escrow acceptable to Lender. If following the final payments for the completion of such restoration or repair there are any net insurance proceeds or net proceeds of any condemnation award, as applicable, remaining, such proceeds shall be paid (I) to Lender to be applied to the Obligations, whether or not due and payable until paid in full, and (II) then to Borrower. If an Event of Default then exists, or any of the conditions set forth in subparagraphs (i) through (iii) of this subsection 2.7(b) have not been met or satisfied, the net insurance proceeds or net proceeds of any condemnation award, as applicable, shall be applied to repay the Obligations, whether or not due and payable, with any excess paid to Borrower.

         2.8. NATURE OF CHARGES IMPOSED. Lender and Borrower hereby agree that (i) the only charges imposed by Lender upon Borrower for the use of money in connection with the Term Loan Facility are and shall be interest at the rates per annum expressed in Section 2.4 hereinabove and (ii) all other charges imposed by Lender upon Borrower in connection with the Term Loan Facility, including, without limitation, the deposit heretofore made by Borrower, as described in Section 2.5, the late charge provided for in Section 2.6, and any prepayment premium hereafter paid by Borrower pursuant to Section 2.7, are and shall be deemed to be charges made to compensate Lender for underwriting and administrative services and costs, and other services and costs performed and incurred, and to be performed and incurred, by Lender in connection with the creation and administration of the Term Loan Facility, and shall under no circumstances be deemed to be charges for the use of money for purposes of Illinois law.

         2.9. SAVINGS CLAUSE. Notwithstanding the foregoing or any provision contained in this Agreement, the Term Note or any other Loan Document to the contrary, if at any time the amount of interest computed with respect to the Term Note on the basis of the Applicable Rate would exceed the amount of such interest computed upon the basis of the maximum rate of interest permitted by applicable state or federal law in effect from time to time hereafter, after taking into account, to the extent required by applicable law, any and all fees, payments, charges and calculations provided for in this Agreement or in any other agreement between Borrower and Lender (the "Maximum Legal Rate"), the interest payable under this Agreement shall be computed upon the basis of the Maximum Legal Rate, but any subsequent reduction in the Applicable Rate shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Applicable Rate. No agreements, conditions, provisions or stipulations contained in this Agreement, the Term Note or any other Loan Document or default of the Borrower, or the exercise by the Lender of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other Loan Document, or arising of any contingency whatsoever, shall entitle Lender to collect, in any event, interest exceeding the Maximum Legal Rate and in no event shall the Borrower be obligated to pay interest exceeding such Maximum Legal Rate and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Borrower to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is charged in excess of the Maximum Legal Rate ("Excess Interest"), Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess Interest shall be, first, applied to reduce the principal then unpaid hereunder; second, applied to reduce any other Obligations, until paid in full; and third, returned to the Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. The Borrower recognizes that, with fluctuations in the interest rate and the Maximum Legal Rate, such an unintentional result could inadvertently occur. By the execution of this Agreement, the Borrower covenants that (i) the credit or return of any Excess Interest shall constitute the acceptance by the Borrower of such Excess Interest, and (ii) the Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon the charging or receiving of any interest in excess of the maximum authorized by applicable law. For the purpose of determining whether or not any Excess Interest has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received by the Lender in connection with this Agreement shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement. The provisions of this Section shall be deemed to be incorporated into each and every Term Note and other Loan Document or communication relating to the Obligations which sets forth or prescribes any account, right or claim or alleged account, right or claim of the Lender with respect to the Borrower (or any other obligor in respect of Obligations), whether or not any provision of this Section is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the liabilities and obligations of the Borrower (or other obligor) asserted by the Lender thereunder, be automatically recomputed by any Borrower or obligor, and by any court considering the same, to give effect to the adjustments or credits required by this Section. If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement or any other Loan Documents than is presently allowed by applicable state or federal law, then the limitation of interest under this Section shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to the Lender by reason thereof shall be payable upon demand.

         2.10 BORROWER'S LOAN ACCOUNT. Lender will maintain on its books and records all loans and payments made to Lender by Borrower. This loan account will be maintained in accordance with Lender's customary accounting practices. Borrower promises to pay such amounts as may become or declare due pursuant to the terms of this Agreement. The balance of the loan account recorded on Lender's books and records shall absent manifest error be presumptive evidence of the amounts due and owing to Lender by Borrower, provided that any failure by Lender to such record or error in recording shall not limit or otherwise affect Borrower's obligations to pay Borrower's Obligations.

         3. SECURITY INTEREST -- COLLATERAL. As security for the payment of the Term Note and all other Obligations, Borrower hereby grants to Lender a continuing, general lien upon, security interest in, and security title to the Collateral. With respect to the Collateral, Borrower hereby, represents, warrants and covenants to Lender as set forth in Sections 3.1 through 3.9, inclusive.

         3.1. GOOD TITLE; NO EXISTING ENCUMBRANCES. Borrower owns the Collateral free and clear of any prior security interest, lien or encumbrance thereon other than in favor of Lender other than Permitted Encumbrances, and no financing statements, registration statements, certificates of title or other evidences of the grant of a security interest respecting the Collateral exist on any public records as of the date hereof, other than any in favor of Lender.

         3.2. RIGHT TO GRANT SECURITY INTEREST; NO FURTHER ENCUMBRANCES. Borrower has the right to grant the security interest in the Collateral described in Section 3.1; Borrower will pay all sales, use, franchise and other taxes and other charges against the Collateral; Borrower will not use the Collateral illegally or allow the Collateral to be encumbered except for the security interest in favor of Lender granted herein and Permitted Encumbrances; provided that Borrower makes no representations or warranties concerning its right to grant the security interest in the liquor licenses or lottery licenses.

         3.3. CONDITION OF COLLATERAL. To the best knowledge of Borrower, all Equipment Collateral is in good working order and repair as of the Closing Date, subject to normal wear and tear. Borrower will maintain the Equipment Collateral in good working order and repair, in accordance with prudent business judgment, subsequent to the Closing Date, subject to ordinary wear and tear. Borrower further will take such actions subsequent to the Closing Date as may be reasonably necessary to keep any manufacturer's warranty in effect with respect to the Equipment Collateral.

         3.4. NO SALE OF COLLATERAL. Subject to the following sentence, Borrower will not sell, assign, lease, license, exchange, or otherwise dispose of its right, title or interest in any of the Collateral, without in each case first obtaining the prior written consent of Lender thereto, which shall not be unreasonably withheld or delayed. Borrower will be permitted to substitute for the existing Equipment Collateral, equipment of equal or greater value (determined as of the time of substitution) without the prior written consent of Lender, provided Lender maintains or is granted a first priority perfected security interest in the substituted Collateral. Notwithstanding the foregoing, Borrower may convert its existing leasehold interest in any Financed Convenience Store Location to ownership in fee simple by Borrower provided Borrower shall have first caused to be delivered to Lender (i) a deed of trust or mortgage deed to secure debt or other similar instrument pursuant to which Borrower shall convey to Lender or to a trustee for the benefit of Lender the entirety of Borrower's right, title and interest in and to such Financed Convenience Store Location, and (ii) an ALTA mortgagee's title insurance policy, issued at Borrower's expense, by a title insurer selected by Borrower, but reasonably acceptable to Lender insuring Lender's security interest in such

Financed Convenience Store Location in such amount, and containing only such conditions, limitations and exceptions as shall be acceptable to Lender.

         3.5. WAIVERS. Borrower agrees to obtain, on Lender's behalf, such waivers or consents from third parties, including, without limitation, any lessor, licensor, operator, servicer or vendor, as Lender may reasonably request at any time, in order to assure Lender in regard to the perfection and priority of its security interest in, and ability to realize on, the Collateral, other than parties having priority over Lender, in Lender's reasonable opinion, as a matter of law .

         3.6. FURTHER ASSURANCES. Borrower further shall duly execute and/or deliver (or cause to be duly executed and/or delivered) to Lender any instrument, invoice, registration certificate, certificate of title, application, document, document of title, dock warrant, dock receipt, warehouse receipt, bill of lading, order, financing statement, assignment, waiver, consent or other writing which may be necessary to Lender to reasonably carry out the terms of this Agreement and any of the other Loan Documents and to perfect its security interest in and facilitate its realization on the Collateral. Borrower shall perform or cause to be performed such acts as Lender may reasonably request to establish and maintain for Lender a valid and perfected first priority security interest in the Collateral, free and clear of any liens, encumbrances or security interests other than in favor of Lender and other than Permitted Encumbrances.

         3.7. RIGHT TO INSPECT. Lender or any Participant have the right to call at the Headquarters or at any Financed Convenience Store Location at any reasonable time, and, without hindrance or delay, inspect, audit and check the Collateral and make extracts from Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to the transactions contemplated herein and to the Collateral, provided that unless an Event of Default shall have occurred and be continuing such right shall be limited to regular business hours upon one Business Day's prior notice.

         3.8. CHANGE OF NAME. Borrower hereby acknowledges and agrees that if, at any time hereafter, Borrower elects to move its chief executive office and principal place of business from the Headquarters, or if Borrower elects to change its name, identity or its structure to other than a corporate structure Borrower will notify Lender in writing at least thirty (30) days prior thereto (provided that the foregoing shall not be deemed a consent to any action otherwise prohibited by the terms of this Agreement or any of the other Loan Documents) and execute (or cause to be executed) such financing statements, or amendments thereto, or other documents as Lender then may reasonably require in response to such changed condition in accordance with Sections 3.5 and 3.6.

         3.9. CHANGE OF LOCATION. Borrower further agrees not to remove any Equipment Collateral from any Financed Convenience Store Location to any other location without giving fifteen (15) days prior written notice to Lender.

         4. GENERAL REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Agreement and to make the Term Loan, Borrower hereby, represents and warrants to Lender as set forth in Sections 4.1 through 4.7, inclusive.

         4.1. EXISTENCE. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado operating in accordance with its articles of incorporation and by-laws. Borrower is duly qualified to transact business in the jurisdiction where any Financed Convenience Store Location is located. The principal place of business and chief executive office of Borrower is located at the Headquarters. Borrower keeps its books and records concerning the Collateral at the Headquarters.
Schedule 4.1 attached hereto sets forth all of the locations of the Collateral. Borrower was organized on November 20, 1996 and has conducted no business other than operation of the Existing Locations (which operation commenced March 1, 1997) and the Acquisition of the Acquired Locations.

         4.2. AUTHORITY. Borrower has the power to make, deliver and perform under the Acquisition Agreement, this Agreement, the Term Note and the other Loan Documents, and to borrow hereunder, and has taken all necessary and appropriate action to authorize the execution, delivery and performance of the Loan Documents and the Acquisition Agreement. The Acquisition Agreement and this Agreement constitutes, and the Term Note and the remainder of the Loan Documents to which Borrower is a party, when executed and delivered for value received, will constitute, the valid obligations of Borrower, legally binding upon it and enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar creditors rights generally and equitable remedies may be limited by equitable principles of law. The officers of Borrower whose names are inscribed below are duly authorized and empowered to execute, attest and deliver the Acquisition Agreement and related documents, this Agreement, the Term Note and the remainder of the Loan Documents to which Borrower is a party for and on behalf of Borrower, and to bind Borrower accordingly thereby.

         4.3. NO MATERIAL LITIGATION. There are no proceedings pending or, so far as Borrower knows, threatened, before any court, arbitration panel or administrative agency, no material disputes with any contract party and no pending or threatened labor action which, in each case, if decided adversely to Borrower, would have a Material Adverse Effect.

         4.4. PAYMENT OF TAXES. Borrower has filed or caused to be filed any federal income tax returns required to be filed by it, and, to the best of its knowledge following diligent inquiry, all other tax returns required to be filed by it, and has paid all taxes not yet delinquent and any assessments made against it. Borrower has not participated in any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code of 1986) that could subject Borrower to any tax or penalty.

         4.5. NO VIOLATIONS, GENERALLY. The execution, delivery and performance by Borrower of the Acquisition Agreement, this Agreement, the Term Note and the other Loan Documents to which it is a party do not and will not require any consent or approval of any Person, except to the extent obtained by Borrower on or prior to the Closing Date; or violate any material provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower; or result in a breach of or constitute a default under any Material Agreement; and, to the best of Borrower's knowledge following diligent inquiry, Borrower is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any Material Agreement, which default or violation, in any such case, would result in a Material Adverse Effect.

         4.6. FINANCIAL STATEMENTS; LIABILITIES. The audited consolidated financial statements of Portfield and its subsidiaries for its fiscal year ending February 28, 1996 and the unaudited consolidated financial statements of Portfield for its interim period ending on December 31, 1996 accurately and fairly represent the financial condition of Portfield and the transactions in its equity accounts as of the dates referred to therein, and have been prepared in accordance with GAAP. There are no material liabilities, direct or indirect, fixed or contingent, of Portfield or its subsidiaries as of the date hereof which are not reflected in such financial statements or in the notes thereto. There has been no Material Adverse Change since December 31, 1996 in the business, operations, prospects, properties, condition (financial or otherwise) of Portfield or its subsidiaries. No financial statements of Borrower currently exist.

         4.7.  POLLUTION AND ENVIRONMENTAL CONTROL.  Except as disclosed on
Schedule 4.7, with respect to each Financed Convenience Store Location (i) the business operations of Borrower comply in all material respects with all applicable Environmental Laws; (ii) Borrower has obtained all environmental, health and safety Permits necessary for the operation of Borrower's business; and all such Permits are valid, and in good standing and Borrower is in compliance in all respects with all terms and conditions of such Permits; (iii) Borrower is not subject to any outstanding written order or agreement with any Governmental Authority or with any private Person respecting (a) any Environmental Laws, (b) any Remedial Actions, or (c) any Environmental Claims arising from the Release of a Contaminant into the environment; (iv) none of the operations of Borrower is subject to any judicial or administrative proceeding alleging a violation of any Environmental Law; (v) none of the operations of Borrower is the subject of any federal or state investigation evaluating whether any Remedial Action is needed to respond to a Release of any Contaminant into the environment under any applicable law; (vi) except as disclosed on environmental reports delivered to Borrower and/or Lender, neither Borrower nor to the best of Borrower's knowledge, any predecessor of Borrower has filed any notice under any federal or state law indicating past or present treatment, storage, or disposal of a hazardous waste or reporting a spill or Release of a Contaminant into the environment under any applicable law; (vii) Borrower has no known contingent liability in connection with any Release of any Contaminant into the environment; (viii) Borrower's operations do not involve the generation, transportation, treatment or disposal of any hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent (other than any done in compliance with all Environmental Laws); (ix) Borrower has not disposed of any Contaminant by placing it in or on the ground, ground water or surface water, and, to the best of Borrower's knowledge, neither has any lessee, prior owner, or other Person; and (x) no Lien in favor of any Governmental Authority for (A) any liability under Environmental Laws or regulations, or (B) damages arising from or costs incurred by such Governmental Authority in response to a Release of a Contaminant into the environment, has been filed or attached.

         5. AFFIRMATIVE COVENANTS. Borrower agrees that, so long as any Obligations are outstanding and this Agreement has not been terminated in writing by Lender, Borrower will comply with the covenants set forth in the following Sections 5.1 through 5.10.

         5.1. BOOKS AND RECORDS. Borrower shall maintain, at all times, true and complete books, records and accounts in which true and correct entries are made of its transactions in accordance with GAAP.

         5.2. PERIODIC FINANCIAL STATEMENTS. Borrower shall, as soon as practicable, and in any event within sixty (60) days after the end of each fiscal quarter, furnish to Lender and each Participant unaudited financial statements of Borrower and Portfield, including, in each instance, balance sheets and income statements, on a consolidated and consolidating basis, as appropriate, and individual profit and loss statements on each Financed Convenience Store Location as of and for the quarterly period then ended and for its fiscal year to date, prepared in accordance with GAAP, certified by its chief financial officer in a certificate substantially in the form of Exhibit D attached hereto, and accompanied by a report of Borrower's performance or condition as of or for the corresponding date or period in the preceding fiscal year, displayed on a comparative basis.

         5.3. ANNUAL FINANCIAL STATEMENTS. Borrower shall, as soon as practicable, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, furnish to Lender and each Participant, individual profit and loss statements on each Financed Convenience Store Location and annual audited financial statements of Borrower, including balance sheets, income statements and cash flow statements for the fiscal year then ended, on a consolidated and consolidating basis, as appropriate, which have been prepared by its Independent Accountants. Such audited financial statements will be required to be accompanied by the Independent Accountant's opinion, which opinion shall be in form generally recognized as "unqualified".

         5.4. COMPLIANCE CERTIFICATES. Together with each of the financial statements described in Sections 5.2 and 5.3 above, and more frequently, if requested by Lender, Borrower shall deliver a Compliance Certificate to Lender (together with calculation worksheets, including covenant calculations contained in Section 7.13) signed by the chief financial officer of Borrower, provided however that as long as no Event of Default has occurred and is continuing, Borrower shall not be required to deliver a Compliance Certificate more often than once per month.

         5.5. PAYMENT OF TAXES. Borrower shall pay and discharge all taxes, assessments and governmental charges upon it, its income and its properties prior to the date on which penalties attach thereto, unless and to the extent only that (x) such taxes, assessments and governmental charges are being contested in good faith and by appropriate proceedings by Borrower and (y) Borrower maintains reasonable reserves on its books therefor.

         5.6. MAINTENANCE OF INSURANCE. Borrower shall insure the Collateral against fire, theft and such other risks as Lender shall require from time to time at the full replacement cost thereof, with Lender named as loss payee and mortgagee thereof, with St. Paul Insurance or other responsible insurance companies rated "A-" or better by A.M. Best Company. As to other Property and risks, including, without limitation, liability coverage, Borrower shall maintain such insurance, with such insurers (having the minimum qualifications described above) on such Property, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity; provided that such insurance shall not be less, in terms of insurers, amounts, coverages or limitations, then the insurance being maintained by Borrower on the Closing Date; and provided, further, that such insurance shall include, in any event, at all times, automobile and comprehensive general liability (inclusive of products liability coverage) of at least Five Million Dollars ($5,000,000), in aggregate combined single limit coverage; that Lender shall be shown by endorsement as "additional insured" thereon and with breach of warranty endorsement favoring Lender. All such insurance in existence on the Closing Date shall not be cancelable or modifiable by Borrower, thereafter, unless with the prior written consent of Lender, or by Borrower's insurer, unless with at least thirty (30) days advance written notice to Lender thereof (except as may be necessary to bring such insurance into compliance herewith from time to time). Borrower shall file with Lender on the Closing Date and at least annually thereafter or, at Lender's request at any time from and after the occurrence of, and during the continuance of, any Event of Default, upon its request a detailed list of such insurance then in effect stating the names of the insurance companies, the amounts and rates of insurance, the dates of expiration thereof, the properties and risks covered thereby and the insured with respect thereto, together with copies of all such policies and the insurer's certificate in regard thereto.

         5.7. PRESERVATION OF EXISTENCE. Borrower shall preserve and maintain its corporate existence, rights, franchises and privileges in the State of Colorado and in the other jurisdiction where the nature of the convenience store business conducted therein or the location of any Property therein requires that such rights, franchises and privileges be preserved and maintained; and obtain and maintain for itself all Permits, licenses, certificates of convenience and necessity, operating rights, authorizations and consents as shall be necessary or advisable to permit it to continue to operate its business in the manner contemplated to be conducted by it on the Closing Date.

         5.8. COMPLIANCE WITH LAWS. Borrower shall comply with the requirements of all applicable laws, rules, regulations, permits, hearings, approvals and clearances and orders of any Governmental Authority, including particularly, but without limitation, in respect of Environmental Laws.

         5.9.  ENVIRONMENTAL LAW COMPLIANCE.

         (a) On or before the Closing Date, Borrower will provide Lender with copies of any environmental assessments or similar reports made by or on behalf of Borrower with respect to any Financed Convenience Store Location within the preceding five (5) years and, subsequent to the Closing Date, Borrower will provide Lender with copies of any such assessments or reports thereafter made by or on behalf of Borrower with respect to any Financed Convenience Store Location, promptly as and when made or received by Borrower, but not later than thirty (30) days thereafter. The foregoing shall be cumulative with, and in addition to, any similar requirements made applicable to any Financed Convenience Store Location in Section 10.1.

         (b) Borrower will notify Lender in writing of any Environmental Claim or an accusation or allegation which may give rise to an Environmental Claim hereafter made against it or received by it which would or would reasonably be expected to have a Material Adverse Effect if determined adversely to Borrower within ten (10) days after it first obtains knowledge or notice thereof. Each such notice to Lender shall include a copy of any claim, citation, order, notice or other communication (to the extent in writing) received by Borrower from the Person making such Environmental Claim, allegation or accusation, a description of the nature of such Environmental Claim, allegation or accusation, the name of the Person making such Environmental Claim, allegation or accusation, Borrower's anticipated defense to such Environmental Claim, allegation or accusation or the action Borrower proposes to take in respect of such Environmental Claim, allegation or accusation and the anticipated costs to be incurred by Borrower in connection with such Environmental Claim, allegation or accusation (including, without limitation, the amount of any anticipated damages, the costs of defending such Environmental Claim and the costs of any cleanup or corrective action).

         (c) Borrower covenants and agrees that it (i) shall not use, generate, store, or allow to be generated, stored or used, any Hazardous Materials, except in the ordinary course of Borrower's business and in accordance with all Environmental Laws, and (ii) shall at all times maintain the Property in full compliance with all applicable Environmental Laws, including timely remediation if and when required.

         (d) Borrower shall, with due care, in a safe manner, detain the spread of, ameliorate and remove from the any real property owned or leased by Borrower (and from any other Property as required by any Environmental Law) any Hazardous Materials contamination located on, under or about any such Property and monitor or cause to be monitored the levels of Hazardous Materials on, under or about any such Property or in the ground water in accordance with the terms and procedures required by any federal, state or local governmental agency having jurisdiction including, without limitation, any Regional Water Quality Control Board and the Environmental Protection Agency.

         (e) Lender may require Borrower from time to time to perform or cause to be performed, such studies or assessments of the Property owned or leased by Borrower, as Lender may reasonably deem necessary, appropriate or desirable, to determine the status of environmental conditions on, under and about such Property, which studies and assessments shall be for the benefit of Lender and shall be prepared in accordance with the reasonable specifications established by Lender.

         (f) In addition, Borrower will promptly notify Lender of any Release or material change in the nature or extent of any Contaminants used, transported or stored by Borrower or any Subsidiary at any Financed Convenience Store Location, and allow no material change in the use thereof or Borrower's operations that would increase in any material amount the risk of violation of the Environmental Laws without the express prior written approval of Lender.

         (g) Borrower further agrees to indemnify and hold Lender, each Participant and the officers, directors, agents, employees, Affiliates and representatives of Lender and each Participant (individually an "Indemnified Party" and collectively the "Indemnified Parties") harmless from and against any and all damages, penalties, fines, claims, liens, suits, liabilities, costs (including necessary and actual clean-up and response costs), judgments, and expenses (including reasonable attorneys' fees and any consultants' or other experts' fees and expenses) of every kind and nature suffered by or asserted against any Indemnified Party (i) under or on account of the Environmental Laws, including, without limitation, as a result of the past, present or future institution of any suits, claims, actions, or proceedings by any Person against Borrower or Lender in respect of any alleged violation of the Environmental Laws by Borrower or Borrower's use, storage or disposition of Contaminants,
(ii) with respect to any past, present or future Release or Contaminant affecting any Property, whether or not the same originates or emanates from any Property or any contiguous real estate, (iii) with respect to any other past, present or future matters affecting any Property within the jurisdiction of any Governmental Authority administering the Environmental Laws or (iv) with respect to any past, present or future requirement under the Environmental Laws which requires the elimination or removal of any Contaminants or other substances regulated pursuant to any Environmental Laws, rules, or regulations of any Governmental Authority having jurisdiction over Borrower, whether attributable to events occurring before or after the Closing Date; provided, however, that Borrower shall not be liable for any of the foregoing arising directly from Lender's gross negligence or willful misconduct. Any payments required to be made hereunder shall be due and payable on demand.

         (h)  The agreements contained in the preceding clause (d) of this
Section 5.9 shall survive the termination of this Agreement and shall continue in full force and effect for so long as the prospect of any loss or liability covered by the indemnity contained in such clause (d) exists.

         5.10. LITIGATION; EVENTS OF DEFAULT, ETC. Promptly, after receipt of notice or knowledge thereof, but not later than ten (10) days thereafter, Borrower will report to Lender: (i) any lawsuit or administrative proceeding or arbitration proceeding in which Borrower is a defendant wherein the amount of damages claimed against Borrower exceeds Two Hundred Thousand Dollars ($200,000) of uninsured potential liability (in Lender's reasonable opinion), or in which the validity of this Agreement or any Loan Document or any action taken or to be taken pursuant hereto or thereto is questioned; (ii) any strike, walkout, lockout or other related legal action, whether pending or threatened pertaining to Borrower; or (iii) the existence and nature of any Default Condition or Event of Default.

         6. NEGATIVE COVENANTS. Borrower further agrees that, so long as any Obligations are outstanding and this Agreement has not been terminated in writing by Lender, Borrower or Portfield, as applicable, will NOT do any of the acts described in Section 6.

         6.1. EXPANSION. Engage in any business activities other than operation of the Existing Locations and the Acquired Locations and other substantially similar stores.

         6.2 LEVERAGE RATIO. Portfield shall not permit its ratio, calculated on a consolidated basis, of total liabilities calculated in accordance with GAAP to total Net Worth to exceed 4.75 to 1.0; provided that such ratio shall increase to 5.00 to 1.0 at such time as NCFC raises the similar ratio contained in the NCFC Loan Agreement to at least 5.00 to 1.0.

         6.3 EBIDTA TO INDEBTEDNESS RATIO. Portfield shall not permit its ratio, calculated on a consolidated basis, of cumulative net income (exclusive of any extraordinary income, non-operating gains, loss carryforwards, or gains due to changes in accounting) plus depreciation and amortization for the four
(4) most recent fiscal quarters to the sum of the current maturities of Portfield's long-term consolidated indebtedness for the applicable period (all of the foregoing determined in accordance with GAAP) to be less than 1.25 to
1.0 at the end of any fiscal quarter.

         Borrower shall cause Portfield to provide Lender with a written report of such ratios on a quarterly basis, such report to be in a form reasonably acceptable to Lender.

         7. EVENTS OF DEFAULT. The occurrence of any events or conditions described in Sections 7.1 through 7.11 shall constitute an Event of Default hereunder, provided that any requirement for the giving of notice or the lapse of time, or both, has been satisfied.

         7.1. TERM NOTE. Borrower shall fail to make any payments of principal of, or interest on the Term Note, after the same shall become due and payable and such failure continues for a period five Business Days.

         7.2. OTHER OBLIGATIONS. Borrower shall fail to pay any Obligations (other than as evidenced by the Term Note) to Lender, within fifteen (15) calendar days after the same shall become due and payable (unless a longer or shorter grace period is provided therefor in any document, instrument or agreement evidencing, pertaining to or securing the repayment of such other Obligations, in which event such other grace period shall apply).

         7.3. MISREPRESENTATIONS. Borrower shall make any representation or warranty in this Agreement or Borrower or any other party thereto shall make any representation or warranty in any of the other Loan Documents or in any certificate or statement furnished at any time hereunder or in connection with this Agreement or any of the Loan Documents which proves to have been untrue or misleading in any material respect when made or furnished.

         7.4. COVENANTS. Borrower shall default in the observance or performance of any covenant or agreement contained in either Section 5 or 6; or Borrower shall default in the observance or performance of any other covenant or agreement contained in this Agreement or any of the Loan Documents, to the extent it is a party thereto, except for any default of the types described in Sections 7.1, 7.2 or 7.3 above, and such default shall continue for a period of thirty (30) calendar days from the date of receipt by Borrower of written notice from Lender specifying such default (unless a longer or shorter cure period is provided therefor in any such Loan Document, in which case such other grace period shall apply), without such default being waived or cured provided, however, in the case of such defaults which cannot be cured within said thirty
(30) day (or longer or shorter) period, that same shall not be deemed an Event of Default so long as Borrower is diligently pursuing cure of same and same are cured within ninety (90) days of the expiration of the applicable period.

         7.5. VOLUNTARY BANKRUPTCY. Borrower or any Guarantor shall file a voluntary petition in bankruptcy or a voluntary petition or answer seeking liquidation, reorganization, arrangement, readjustment of its debts, or for any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether state, Federal, or foreign, now or hereafter existing; Borrower or any Guarantor shall enter into any agreement indicating its consent to, approval of, or acquiescence in, any such petition or proceeding; Borrower or any

Guarantor shall apply for or permit the appointment by consent or acquiescence of a receiver, custodian or trustee for all or a substantial part of its Property; Borrower or any Guarantor shall make an assignment for the benefit of creditors; Borrower or any Guarantor shall be unable or shall fail to pay its debts generally as such debts become due; or Borrower or any Guarantor shall admit, in writing, its inability or failure to pay its debts generally as such debts become due.

         7.6. INVOLUNTARY BANKRUPTCY. There shall have been filed against Borrower or any Guarantor an involuntary petition in bankruptcy or seeking liquidation, reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing; Borrower or any Guarantor shall suffer or permit the involuntary appointment of a receiver, custodian or trustee or for all or a substantial part of its Property; or Borrower or any Guarantor shall suffer or permit the issuance of a warrant of attachment, execution or similar process against all or any substantial part of its Property; unless, in each other case, such petition, appointment or process is fully bonded against, vacated or dismissed within sixty (60) days from its effective date, but not later than ten (10) days prior to any proposed disposition of any assets pursuant to any such proceeding.

         7.7. JUDGMENTS. If one or more final, nonappealable judgments or decrees shall be entered against Borrower or any Guarantor involving in the aggregate a personal liability of Two Hundred Thousand Dollars ($200,000) or more (or in the event such party fails to pursue the appeal of such judgment or any rights to appeal any such judgment have been revoked or have expired) and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the date such judgment becomes nonappealable.

         7.8. CHANGE OF CONTROL. If: (i) Portfield shall cease to own and control, directly or indirectly, one hundred percent (100%) of the issued and outstanding capital stock of Borrower; or (ii) prior to a Qualified Initial Public Offering, Keith Holder shall cease to be President and Chief Executive Officer of Portfield, or (iii) Borrower shall merge with, or consolidate into, any other corporation (unless Borrower shall be the surviving corporation in such merger); or (iv) Borrower shall sell all, or substantially all, of its assets.

         7.9.  LOSS OF COLLATERAL.  If all or any material portion of the
Collateral: (i) suffers any loss, damage, theft or other casualty, in a single occurrence or series of related occurrences; or (ii) becomes subject to any lien, claim or encumbrance other than a Permitted Encumbrance; or (iii) is made the subject of any proceeding in which the existence, scope, coverage, or priority of the security interest of Lender therein is disputed.

            7.10. DEFAULT UNDER OTHER LOAN DOCUMENTS. A default by any party has occurred under any other Loan Document (following any required notice or passage of time or both).

            7.11. CLOSED STORE. In the event any Acquired Location becomes a Closed Store.

         7.12. CROSS DEFAULT TO NCFC LOAN AGREEMENT. In the event any default (following passage of any applicable time period or giving of any required notice or both) by any borrower under the NCFC Loan Agreement shall occur. Notwithstanding the foregoing, so long as the NCFC Loan Agreement is with NCFC, in the event there is an Event of Default hereunder as a result of a violation of a covenant contained in Section 6 (financial covenants) of the NCFC Loan Agreement as in effect on the date of this Agreement and NCFC waives such violation in writing, then Lender shall waive the similar Event of Default arising under Section 6 hereof to the same extent as NCFC waived such default under the NCFC Loan Agreement.

         7.13. DELIVERY OF TITLE POLICIES. In the event Borrower fails to deliver to Lender by March 31, 1997 an ALTA mortgagee's title insurance policy, issued at Borrower's expense, by a title insurer selected by Borrower, but acceptable to Lender insuring Lender's security interest in each Existing Location (including leasehold mortgages) in such amount, and containing only such conditions, limitations and exceptions as shall be reasonably acceptable to Lender.

         8. REMEDIES. Upon the occurrence or existence of any Event of Default, or at any time thereafter, without prejudice to the rights of Lender to enforce its claims against Borrower for damages for failure by Borrower to fulfill any of its obligations hereunder, subject only to prior receipt by Lender of payment in full of all Obligations then outstanding in a form acceptable to Lender, Lender shall have all of the rights and remedies described in Sections 8.1 through 8.4, inclusive, and it may exercise any one, more, or all of such remedies, in its sole discretion, without thereby waiving any of the others.

         8.1. ACCELERATION OF THE OBLIGATIONS. Lender, at its option, may declare all of the Obligations (including but not limited to that portion thereof evidenced by the Term Note) to be immediately due and payable, whereupon the same shall become immediately due and payable without presentment, demand, protest, notice of nonpayment or any other notice required by law relative thereto, all of which are hereby expressly waived by Borrower, anything contained herein to the contrary notwithstanding and, in connection therewith, if Lender so elects, by further written notice to Borrower, Lender may increase the rate of interest charged on the Term Note for so long thereafter as Lender further shall elect to charge the Default Rate. Thereafter, Lender, at its option, may, but shall not be obligated to, accept less than the entire amount of Obligations due, if tendered, provided, however, that unless then agreed to in writing by Lender, no such acceptance shall or shall be deemed to constitute a waiver of any Event of Default or a reinstatement of any commitments of Lender hereunder.

         8.2. REMEDIES OF A SECURED PARTY. Lender shall thereupon have the rights and remedies of a secured party under the UCC in effect on the date thereof (regardless of whether the same has been enacted in the jurisdiction where the rights or remedies are asserted), including, without limitation, the right to take possession of any of the Collateral or the proceeds thereof, to sell or otherwise dispose of the same, to apply the proceeds therefrom to any of the Obligations in such order as Lender, in its sole discretion, may elect. Lender shall give Borrower written notice of the time and place of any public sale of the Collateral or the time after which any other intended disposition thereof is to be made. The requirement of sending reasonable notice shall be met if such notice is given to Borrower pursuant to Section 9.9 at least ten
(10) days before such disposition. Expenses of retaking, holding, insuring, preserving, protecting, preparing for sale or selling or the like with respect to the Collateral shall include, in any event, reasonable attorneys' fees and other legally recoverable collection expenses, all of which shall constitute Obligations.

         8.3. REPOSSESSION OF THE COLLATERAL. Lender may take the Collateral or any portion thereof into its possession, by such means (without breach of the peace) and through agents or otherwise as it may elect (and, in connection therewith, demand that Borrower assemble the Collateral at a place or places and in such manner as Lender shall prescribe), and sell, lease or otherwise dispose of the Collateral or any portion thereof in its then condition or following any commercially reasonable preparation or processing, which disposition may be by public or private proceedings, by one or more contracts, as a unit or in parcels, at any time and place and on any terms, so long as the same are commercially reasonable. To facilitate the foregoing, Borrower agrees to make available to Lender the Headquarters or any other premises then owned or leased by Borrower on which Collateral then may be situated for such purposes, without charge or undue delay, and on such terms as Lender then may reasonably request (including, without limitation, if Lender so requests, the temporary or permanent vacation by Borrower of any leased premises).

         8.4. OTHER REMEDIES. Unless and except to the extent expressly provided for to the contrary herein, the rights of Lender specified herein shall be in addition to, and not in limitation of, Lender's rights under the UCC, as amended from time to time, or any other statute or rule of law or equity, or under any other provision of any of the Loan Documents, or under the provisions of any other document, instrument or other writing executed by Borrower or any third party in favor of Lender, all of which may be exercised successively or concurrently.

         9.  MISCELLANEOUS.

         9.1. WAIVER. Each and every right granted to Lender under this Agreement, or any of the other Loan Documents, or any other document delivered hereunder or in connection herewith or allowed it by law or in equity, shall be cumulative and may be exercised from time to time. No failure on the part of Lender to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right. No waiver by Lender of any Default Condition or Event of Default shall constitute a waiver of any subsequent Default Condition or Event of Default.

         9.2. GOVERNING LAW. THIS AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE TERM NOTES AND THE OTHER LOAN DOCUMENTS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

         9.3. SURVIVAL. All representations, warranties and covenants made herein and in the other Loan Documents shall survive the execution and delivery of this Agreement and such other Loan Documents. On the Closing Date, Borrower shall be deemed to have restated, renewed and reaffirmed all of such representations, warranties and covenants. The terms and provisions of this Agreement shall continue in full force and effect, notwithstanding the payment of the Term Note, until all of the Obligations have been paid in full and Lender has terminated this Agreement in writing.

         9.4. NO ASSIGNMENT BY BORROWER; LENDER MAY ASSIGN. No assignment hereof shall be made by Borrower without the prior written consent of Lender. Lender may assign, or sell participations in, its right, title and interest herein and in the Loan Documents at any time hereafter without notice to or consent of Borrower to any Participant. Upon any assignment by Lender, the assignee shall be entitled to all the rights, powers, privileges and remedies of Lender to the extent assigned, and the obligations of Borrower shall not be subject, as against any such assignee, to any defense, set-off or counterclaim available to Borrower against Lender and any such defense, set-off or counterclaim may be asserted only against Lender. Notwithstanding the foregoing, Lender may not assign any of its interest in the Loan Documents to any Person which does not have total assets of at least $1,000,000,000. Lender agrees to provide Borrower with written notice of assignment following an assignment of any interest herein or in the Loan Documents.

         9.5. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which when fully executed shall be an original, and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

         9.6. REIMBURSEMENT. In connection with the documentation and funding for the Term Loan, Borrower agrees to pay or reimburse Lender for all reasonable costs, fees, and expenses incurred by Lender, including, but not limited to, all costs of recording and filing of liens and/or mortgages, record searches, title registration, appraisals, surveys, engineering, and any other fees incidental to documentation or inspection.

         9.7 AFTER DEFAULT. After an Event of Default, Borrower agrees to reimburse Lender for its out-of-pocket expenses incurred by Lender, including, but not limited to, all costs for expenses, including reasonable attorneys' fees and any other incidental fees or charges related to the Term Loan, and should all or any portion of the Obligations be collected by or through an attorney-at-law, Lender shall be entitled to collect from Borrower reasonable attorneys' fees and all costs of collection. If any taxes, fees or other costs shall be payable on account of the execution, issuance, delivery or recording of any of the Loan Documents, by reason of any existing or hereafter enacted federal or state statute, Borrower agrees to pay all such taxes, reasonable fees or other costs, including any applicable interest and penalty, and to indemnify and hold Lender harmless from and against liability in connection therewith.

         9.8. SUCCESSORS AND ASSIGNS. This Agreement and every Loan Document shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto and thereto. The foregoing shall expressly include, without limitation, in the case of Lender, any Participant.

         9.9. SEVERABILITY. If any provision of this Agreement or of the Loan Documents or the application thereof to any party thereto or circumstances shall be invalid or unenforceable to any extent, the remainder of such Loan

Documents and the application of such provisions to any other party thereto or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         9.10. NOTICES. All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made (i) when personally delivered, (ii) three Business Days following deposit in the mail, registered or certified mail, postage prepaid, or (iii) one Business Day following delivery of said notice, request or demand to an overnight courier, addressed as follows or to such other address as may be designated hereafter in writing by the respective parties hereto (which, in the case of Lender, may include the name and address of each Participant) except in cases where it is expressly provided herein or by applicable law that such notice, demand to request is not effective until received by the party to whom it is addressed:

Borrower:

PETRO-MARK CONVENIENCE STORES, INC.
c/o Portfield Investments, Inc.
1493 Highways 6 & 50
Fruita, Colorado  81521
Attn:  Mr. Paul J. Rath, CFO
Facsimile number: 970-858-9306

with a copy to:

MORRISON & FORESTER LLP
5200 Republic Plaza
370 17th Street
Denver, Colorado 80202-5638
Attn:  Nesa E. Hassanein
Facsimile number:  303-592-1510

Lender:

HELLER FINANCIAL, INC.
Commercial Equipment Finance Division
500 West Monroe Street
Chicago, IL  60661
Attn:  Regional Credit  Manager
Facsimile number: 312-441-7519
with copy to:

HELLER FINANCIAL, INC.
500 West Monroe Street
Chicago, IL  60661
Attn:  Legal Department
Facsimile number:  312-441-7208

         9.11. ENTIRE AGREEMENT - AMENDMENT. This Agreement, together with the Term Note and the other Loan Documents, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes any agreement or understanding, oral or written, heretofore made in regard thereto, including that certain Commitment Letter dated January 16, 1997 issued by Lender to Portfield. Neither this Agreement, the Term Note nor any other Loan Document may be changed, waived, discharged, modified or terminated orally, but only by an instrument in writing signed by the party against whom enforcement is sought.

         9.12. TIME OF THE ESSENCE. Time is of the essence in this Agreement, the Term Note and the other Loan Documents.

         9.13. INTERPRETATION. No provision of this Agreement or any Loan Document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

         9.14. LENDER NOT A JOINT VENTURER. Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby (including the Loan Documents) shall in any respect be interpreted, deemed or construed as making Lender a partner or joint venturer with Borrower or as creating any similar relationship or entity, and Borrower agrees that it will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving Lender and Borrower.

         9.15. JURISDICTION. BORROWER AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE TERM NOTE OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS, COUNTY OF COOK OR THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS, CHICAGO DIVISION, ALL AS LENDER MAY ELECT. BY EXECUTION OF THIS AGREEMENT, BORROWER HEREBY SUBMITS TO EACH SUCH JURISDICTION, HEREBY EXPRESSLY WAIVING WHATEVER RIGHTS MAY CORRESPOND TO IT BY REASON OF ITS PRESENT OR FUTURE DOMICILE AND CONSENTS TO SERVICE OF PROCESS BY WRITTEN NOTICE GIVEN IN THE MANNER SPECIFIED FOR THE GIVING OF NOTICES IN SECTION 9.10 ABOVE; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED OR REQUIRED BY LAW.

         9.16. PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made hereunder or under the Term Note shall be stated to be due on a Saturday, Sunday or a public holiday under the laws of the State of Illinois, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder or under the Term Notes.

         9.17. WAIVER OF RIGHTS. AFTER THE OCCURRENCE OF A DEFAULT CONDITION OR EVENT OF DEFAULT, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS, IF ANY, WHICH BORROWER OTHERWISE HAS OR MAY HAVE UNDER AND BY VIRTUE OF ANY LAW, WITH RESPECT TO THE RIGHT OF BORROWER TO NOTICE AND TO A JUDICIAL OR ADMINISTRATIVE HEARING PRIOR TO SEIZURE OF ANY COLLATERAL BY LENDER. EACH OF LENDER AND BORROWER WAIVES ANY OBJECTION TO IMPROPER VENUE, FORUM NON CONVENIENS OR RIGHT TO A TRIAL BY JURY IN ANY CLAIM, CAUSE OF ACTION OR PROCEEDING, BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE LOAN

DOCUMENTS. THESE WAIVERS ARE KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND FREELY MADE BY BORROWER AND LENDER, AND BORROWER ACKNOWLEDGES THAT NEITHER LENDER NOR ANY PERSON ACTING ON BEHALF OF LENDER HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THESE WAIVERS OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY THEIR EFFECT. BORROWER AND LENDER ACKNOWLEDGE THAT THESE WAIVERS ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT BORROWER AND LENDER HAVE ALREADY RELIED ON THESE WAIVERS IN ENTERING INTO THIS AGREEMENT AND THE LOAN DOCUMENTS AND THAT EACH OF THEM WILL CONTINUE TO RELY ON THESE WAIVERS IN THEIR RELATED FUTURE DEALINGS. BORROWER AND LENDER FURTHER WARRANT AND REPRESENT THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) BY INDEPENDENT LEGAL COUNSEL IN THE SIGNING OF THIS AGREEMENT AND THE LOAN DOCUMENTS AND IN THE MAKING OF THESE WAIVERS AND THAT THEY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

         9.18. CURE OF DEFAULTS BY LENDER. If, hereafter, Borrower defaults in the performance of any duty or obligation to Lender hereunder, Lender may, at its option, but without obligation, cure such default and any costs, fees and expenses incurred by Lender in connection therewith including, without limitation, for the purchase of insurance, the payment of taxes and the removal or settlement of liens and claims, shall constitute Obligations, be payable on demand and bear interest until paid at the Default Rate applicable to the Term Note.

         9.19. RECITALS. All recitals contained herein are hereby incorporated by reference into this Agreement and made part thereof.

         9.20. ATTORNEY-IN-FACT. Upon the occurrence of an Event of Default and for so long as such Event of Default is continuing, Borrower hereby designates, appoints and empowers Lender irrevocably to act as its attorney-in-fact, at Borrower's cost and expense, to do in the name of Borrower any and all actions which Lender may deem necessary or advisable to carry out the terms hereof, upon the failure, refusal or inability of Borrower to do so, and Borrower hereby agrees to indemnify and hold Lender harmless from any costs, damages, expenses or liabilities arising against or incurred by Lender in connection therewith.

         9.21. SOLE BENEFIT. The rights and benefits set forth in this Agreement and in all the other Loan Documents are for the sole and exclusive benefit of Lender, its Participants (if any) and Borrower and may be relied upon only by them.

         9.22. REMEDIES. AFTER THE OCCURRENCE OF AN EVENT OF DEFAULT, UNLESS EXPRESSLY PROVIDED TO THE CONTRARY, LENDER MAY ENFORCE ITS RIGHTS UNDER THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS WITHOUT RESORT TO PRIOR JUDICIAL PROCESS OR JUDICIAL HEARING, AND BORROWER EXPRESSLY WAIVES, RENOUNCES AND KNOWINGLY RELINQUISHES ANY LEGAL RIGHT WHICH MIGHT OTHERWISE REQUIRE LENDER TO ENFORCE ITS RIGHTS BY JUDICIAL PROCESS. IN SO PROVIDING FOR A NON-JUDICIAL REMEDY, BORROWER RECOGNIZES AND CONCEDES THAT SUCH A REMEDY IS CONSISTENT WITH THE USAGE OF THE TRADE, IS RESPONSIVE TO COMMERCIAL NECESSITY AND IS THE RESULT OF BARGAINING AT ARM'S LENGTH. NOTHING IN THIS AGREEMENT IS INTENDED TO PREVENT BORROWER OR LENDER FROM RESORTING TO JUDICIAL PROCESS AT EITHER PARTY'S OPTION. EACH OF LENDER AND BORROWER FURTHER AGREES THAT NEITHER SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL OR SPECIAL DAMAGES ARISING FROM BREACH OF CONTRACT, TORT OR OTHER WRONG OR CLAIM RELATING TO THE ESTABLISHMENT, ADMINISTRATION OR COLLECTION OF ANY OBLIGATIONS HEREUNDER OR UNDER ANY LOAN DOCUMENT OR ANY ACTION (OR INACTION) BY EITHER PARTY HEREUNDER OR THEREUNDER.

         9.23. INDEMNITY. Without limiting any provisions of Sections 5.9 or 9.6, Borrower agrees to save, indemnify and hold harmless Lender from and against any and all debts, liabilities, obligations, damages, costs, expenses or other claims incurred by Lender as a result of its entry into, and performance under, this Agreement or any other Loan Documents except for any of same arising directly from Lender's gross negligence or willful misconduct.

         9.24. ACCEPTANCE. THIS AGREEMENT, TOGETHER WITH THE TERM NOTES AND ALL OTHER LOAN DOCUMENTS, SHALL NOT BECOME EFFECTIVE UNLESS AND UNTIL (I) DULY EXECUTED BY BORROWER, (II) DELIVERED TO LENDER FOR ACCEPTANCE IN CHICAGO, ILLINOIS, (III) ACCEPTED BY LENDER IN CHICAGO, ILLINOIS AND (IV) DULY EXECUTED AND DELIVERED BY LENDER, AS APPROPRIATE, IN CHICAGO, ILLINOIS. THE DISBURSEMENT OF THE PROCEEDS OF THE TERM LOANS BY LENDER FROM CHICAGO, ILLINOIS SHALL BE EVIDENCE THAT THE FOREGOING CONDITIONS HAVE BEEN FULFILLED.

         10.  CONDITIONS PRECEDENT.

         10.1. CONDITIONS PRECEDENT TO LENDER'S ENTRY INTO THIS AGREEMENT. Unless waived in by Lender at or prior to the execution and delivery of this Agreement, the conditions set forth below shall constitute express conditions precedent to any obligation of Lender hereunder:

                 (a) NO INJUNCTION; ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement, or the consummation of the transactions contemplated hereby, or which Lender determines would make it inadvisable to consummate the transactions contemplated hereby.

                 (b) NO DEFAULT. No Default Condition or Event of Default shall have occurred and be continuing.

                 (c) COMPLIANCE WITH LAWS GENERALLY; ENVIRONMENTAL LAW COMPLIANCE. Lender shall be satisfied in all respects that Borrower is in material compliance with all applicable federal, state and local laws and regulations, including particularly, but without limitation, all Environmental Laws.

                 (d) MATERIAL AGREEMENTS. Lender shall have reviewed all of Borrower's Material Agreements, and all of the foregoing shall be satisfactory to Lender.

                 (e) LITIGATION. Lender shall have reviewed all existing litigation, injunctions and proceedings, if any, pending or threatened against Borrower and the results of such review shall be satisfactory to Lender.

                 (f) DOCUMENTATION. Lender shall have received the following documents of general application to the Term Loan Facility, each to be in form and substance satisfactory to Lender and its counsel, and duly executed and delivered by the party or parties thereto:

                 (1) LOAN DOCUMENTS. This Agreement and all other Loan Documents to be executed and delivered by Borrower or its Affiliates hereunder and under the Loan Documents on the Closing Date, to the extent not otherwise specified below;

                 (2) INSURANCE CERTIFICATES. Receipt by Lender of a certificate from Borrower's insurer (or an authorized agent thereof) respecting all insurance required hereunder, together with copies of all insurance policies evidencing such insurance in each case in form and substance acceptable to Lender;

                 (3) OPINION OF BORROWER'S COUNSEL. Receipt by Lender of a satisfactory opinion of counsel from Borrower's legal counsel;

                 (4) SECRETARY'S AND OFFICER'S CERTIFICATE. Receipt by Lender of a secretary's certificate and an officer's certificate from Borrower;

                 (5) TERM NOTE. A Term Note in a principal amount equal to such requested Term Loan;

                 (6) FINANCING STATEMENTS. Copies of all filing receipts or acknowledgments issued by any Governmental Authority to evidence any filing or recordation necessary to perfect the security interests of Lender in all Collateral relating to the Term Loan and evidence in a form acceptable to Lender that such security interests constitute value and perfected first priority security interests in Lender's favor;

                 (7) ENVIRONMENTAL ASSESSMENT. An environmental assessment prepared at Borrower's expense by an independent environmental engineer selected by Borrower, but acceptable to Lender, the scope and substance of which shall be satisfactory to Lender;

                 (8) SURVEY/SITE INSPECTION. A current "as-built" boundary survey prepared in accordance with the standards established by the American Land Title Association ("ALTA") for each Financed Convenience Store Location owned by Borrower, together with a surveyor's certificate prepared at Borrower's expense from a registered land surveyor and, if requested by Lender, a physical site inspection report;

                 (9) MORTGAGE. A deed of trust or mortgage deed to secure debt or other similar instrument pursuant to which Borrower shall convey to Lender or to a trustee for the benefit of Lender the entirety of Borrower's right, title and interest in and to (including leasehold mortgages) each Financed Convenience Store Location;

                 (10) MORTGAGE'S TITLE INSURANCE POLICY. An ALTA mortgagee's title insurance policy, issued at Borrower's expense, by a title insurer selected by Borrower, but acceptable to Lender insuring Lender's security interest in each Financed Convenience Store Location (including leasehold mortgages) in such amount, and containing only such conditions, limitations and exceptions as shall be acceptable to Lender;

                 (11) INTERCREDITOR AGREEMENT. Negotiation, execution and delivery of the Intercreditor Agreement, such Intercreditor Agreement to be in form and substance satisfactory to Lender.

                 (12) LIST OF EQUIPMENT. Borrower shall have delivered to Lender a complete list of all Equipment Collateral, and with respect to the Acquired Locations, as delivered to Borrower by DS.

                 (13) WESCOURT PLEDGE AGREEMENT. Borrower shall have caused Wescourt to execute and deliver the Wescourt Pledge Agreement, together with related documents and instruments reasonably requested by Lender.

                 (14) WESFRAC SECURITY AGREEMENT. Borrower shall have caused Wesfrac to execute deliver the Wesfrac Security Agreement, together with related documents and instruments reasonably requested by Lender.

                 (15) ACQUISITION AGREEMENT ASSIGNMENT. Borrower shall execute and deliver, and cause DS to acknowledge in writing, to Lender the Acquisition Agreement Assignment in form and substance reasonably satisfactory to Lender.

                 (16) OTHER DOCUMENTS AND INSTRUMENTS. Such other documents and instruments as Lender may reasonably request.

                 (g) ACQUISITION OF ACQUIRED LOCATIONS. Borrower shall have consummated the acquisition of the Acquired Locations pursuant to the Acquisition Agreement for an amount not in excess of $10,000,000, all in form and substance satisfactory to Lender.

                 (h) SUBORDINATED DEBT. Borrower's Affiliates shall have provided at least $2,000,000 of subordinated debt financing to Borrower to partially finance acquisition of the Acquired Locations.

                 (i) CLOSING FEE. Borrower shall have paid to Lender a closing fee of $40,000 in immediately available funds.

                 (j) FRACTIONATOR. Wesfrac shall have granted to Lender a valid and perfected second security interest in the Fractionator.

                 (k) MATERIAL ADVERSE CHANGE. No Material Adverse Change shall have occurred.

                 (l) TRANSFER OF EXISTING LOCATIONS. Borrower shall have caused Petro-Mark Montrose and Westec Fruita to have transferred the Existing Locations to Borrower, in a manner reasonably satisfactory to Lender.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and Borrower has caused its seal to be affixed hereto, all as of the day and year first above written.

    "BORROWER"

PETRO-MARK CONVENIENCE STORES, INC.



By:
   ------------------------------------

Name:  Keith Holder

Title:  President


    "LENDER"

HELLER FINANCIAL, INC.



By:
   ------------------------------------

Name:  Walter R. Schoultz

Title:  Vice President